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                                 EMPLOYMENT CONTRACT


    EMPLOYMENT CONTRACT dated June 27, 1994 among WG APPAREL, INC., a Delaware corporation ("WG"), whose business address is 43 Huron Drive, Chatham, New Jersey 07928, and ALAN LEE, whose business address is 85 Inip Drive, Inwood, New York, ("Employee").

    WG desires to engage Employee to perform services as an executive officer of WG and Employee desires to perform such services, on the terms and conditions hereinafter set forth.

    Accordingly, WG and Employee agree as follows:

    1.   TERM.

         WG agrees to employ Employee to perform services as an executive officer for a period which will commence with the closing of the transaction between WG and Willcox & Gibbs, Inc. or such shorter period as may be provided herein and which shall continue indefinitely, subject to termination by WG upon not less than one year written notice given by WG (the "Employment Period").


    2.   NATURE OF SERVICES.

         During the Employment Period, Employee shall be employed in an executive capacity in the business of WG and the Unity Division (the "Company"). Employee shall serve as a Vice President of WG and as President of the Company upon commencement of the Employment Period and thereafter for so long as requested by WG's Board of Directors. In the performance of his duties,

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Employee shall have general management of the day-to-day operations of the
Company, subject to the policy direction of the Board of Directors and the chief executive officer of WG or his designate.

    3.   AGREEMENT TO SERVE.

         Employee agrees to his employment as described in Section 2 and agrees to devote all his business time and efforts (except immaterial time and effort devoted to personal business affairs and investments) to the performance of his duties under this Employment Contract. Employee agrees that in the course of his employment, he will faithfully observe and carry out all of the duties and responsibilities customarily owed by an employee to his employer.

    4.   COMPENSATION.

         Employee's salary during the Employment Period shall be fixed from time to time by the Compensation Committee of the Board of Directors of WG, Inc. (the "Committee") but shall not be less than $110,000 per annum, payable in equal installments no less frequently than monthly.

    5.   INCENTIVE COMPENSATION.

         Employee shall be entitled to receive bonus or bonuses during the Employment Period as may be provided by the Committee pursuant to (i) WG's Incentive Compensation Plan for Key Employees ("WG Plan"), and (ii) the Company's Incentive Compensation Plan ("Company Plan"), or any successor, replacement

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or additional incentive plan, provided, however, that with respect to each annual amount available for distribution, if any, pursuant to the WG Plan, Employee shall receive no less than eight percent (8%) and from the Company Plan, Employee shall receive no less than one and three quarters percent (1.75%). Awards from the plans will be paid no later than March 31 following the end of the year.

    6.   EXPENSES; VACATIONS; FRINGE BENEFITS.

         During the Employment Period, Employee shall be entitled to: (i) reimbursement for reasonable travel, entertainment and other expenses necessarily incurred in the performance of his duties hereunder upon submission and approval of written statements in accordance with WG's standard policies as in effect from time to time; (ii) reasonable vacations in accordance with WG's then current regular procedures governing executives; (iii) participation in such group insurance, retirement and other group benefit programs as from time to time may be extended generally to WG executives; (iv) continued participation in WG's Supplemental Death and Retirement Plan; (v) continued medical and hospital insurance benefits, which shall be at least equal to those benefits in effect on the date hereof; (vi) use of an automobile comparable to that presently being used by him in the business of the Company; (vii) participation in all coverage under all compensation, pension, welfare and fringe benefit plans, programs and policies of WG applicable to senior executives of WG; and
(viii) such additional compensation, in the

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form of incentive compensation or otherwise, and such participation in WG stock option, stock award, stock purchase or other stock plans, as the Committee may from time to time provide.

    7.   NON-COMPETITION.

         Employee agrees that he will not, directly or indirectly (individually or for, with or through any other person, firm or corporation, by equity ownership or otherwise), (i) compete with WG, the Company or any subsidiary or other affiliate of either of them or any successors or assigns of their businesses during the Employment Period with respect to any business carried on by WG, the Company or any such subsidiary or other affiliate, successor or assign, or (ii) for a period of three years after the end of the Employment Period, compete with WG, the Company or any subsidiary or other affiliate of either of them or any of their successors or assigns of the businesses conducted by the Company and its subsidiaries at the date hereof, with respect to such business, either (x) in the United States or (y) in any area outside the United States where such businesses are now conducted.

    (A) If, however, WG terminates the Employment Period or wrongfully terminates the Employment Period, the foregoing provisions of this Section 7 shall cease to apply from and after such wrongful termination.

    (B) Notwithstanding the foregoing, Employee shall be permitted to own not in excess of one percent of any class of securities of any public company which, at the time of Employee's

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acquisition of the securities, is not engaged in competition with WG, the
Company or any subsidiary or other affiliate of either of them or any such successor or assign notwithstanding the fact that such company thereafter (without assistance from Employee) becomes engaged in such competition, provided Employee is not part of any controlling group and is solely a passive investor.

    8.   PATENTS; INVENTIONS.

         All of Employee's interest in patents, patent applications, inventions, technological innovations, copyrights, developments and processes now or hereafter during the Employment Period owned or developed by Employee relating to the business of
WG, the Company or any subsidiary or other affiliate of either of them shall belong to the Company, and without further compensation, but at the Company's expense, forthwith upon request of the Company, Employee shall execute any and all such assignments and other documents and take any and all such other action as the Company may reasonably request in order to vest in the Company all Employee's right, title and interest in and to such patents, patent applications, inventions, technological innovations, copyrights, developments or processes, free and clear of liens, charges and encumbrances.

    9.   CONFIDENTIAL INFORMATION.

         All confidential information which Employee may now have or may obtain during the Employment Period relating to the business of WG, the Company or any subsidiary or other affiliate

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of either of them shall not be disclosed to any other persons either during or after the termination of the Employment Period without the prior written permission of WG, and Employee shall return all tangible evidence of such confidential information to WG prior to or at the termination of the Employment Period. Such information shall not include any information otherwise publicly known.


    10.  TERMINATION

         Notwithstanding anything herein contained:

         (A) If Employee shall, during the Employment Period, die or become physically or mentally incapacitated or disabled for a period of six (6) consecutive months, then WG and the Company shall have the right to give immediate notice of termination of Employee's services hereunder; and, if, during the Employment Period, Employee shall materially breach any of the terms hereof or it shall be determined that Employee has materially breached any representation and warranty contained in the Guaranty and Indemnity Agreement of even date to which WG and Employee are parties, WG and the Company shall have the right to give notice of termination of Employee's services hereunder as of a date (not earlier than thirty [30] days from such notice) to be specified in such notice; provided, however, that Employee shall have the right during such 30-day period to correct such breach (if capable of being corrected) or pay compensation deemed reasonable by WG which does not exceed WG's reasonable estimate of its and the Company's aggregate loss, damage, deficiency or

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expense attributable to such breach (if not capable of being corrected) and thereby avoid termination.

         (B) In the event of termination pursuant to Section 10(a): (i) Employee (or his estate) shall be entitled to receive his salary at the rate provided in Section 4 to the end of the calendar month in which termination occurs; and (ii) if the effective date of such termination is other than the last day of a year, Employee (or his estate) shall be entitled to incentive compensation for portions of the year prior to termination which is in the same ratio to the amount of incentive compensation that would have been payable for the full year as the ratio of the portions of the year prior to termination to the full year (such incentive compensation to be determined and paid at the time provided for in Section 4 for the full year).

         (C) If any legal action or other proceeding is brought for the enforcement of this Employment Contract or because of a dispute regarding an alleged breach, default or misrepresentation in connection herewith, the prevailing party in such action or other proceeding shall be entitled to recover reasonable attorneys' fees and other litigation costs (including cost of appeal) and all reasonable related costs and expenses thereby incurred, in addition to any other relief to which such prevailing party may be entitled.


    11.  ENTIRE AGREEMENT; SEVERABILITY.

         This Employment Contract sets forth the entire understanding of the parties with respect to the subject matter

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herein and may be modified only by a written instrument duly executed by each party. The invalidity or unenforceability of any provision of this Employment Contract shall not affect the validity or enforceability of any other provision.


    12.  NOTICES.

         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by registered mail, return receipt requested, or delivered against receipt to the party to which it is to be given at the address of such party first above set forth or to such other address as the party shall have furnished in writing in accordance with the provisions of Section 12. Any notice or other communication mailed by registered mail shall be deemed given at the time of mailing or transmission thereof.


    13.  ASSIGNMENT.

         In the event of a future disposition of (or including) the properties and business of WG or the Company, substantially as an entirety, by merger, consolidation, sale of stock or assets or otherwise, then WG may elect to assign this Employment Contract and all of its and the Company's rights and obligations hereunder to the acquiring or surviving corporation, provided that such corporation shall assume in writing all of the obligations of WG and the Company hereunder and provided further that WG shall remain liable for the performance of its obligations hereunder in the event of unjustified failure of the

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acquiring corporation to perform it s obligation.  Employee's rights under this
Employment Contract shall not be transferrable by assignment or otherwise, shall not be subject to commutation or encumbrance and shall not be subject to the claims of Employee's creditors.


    14.  BINDING EFFECT; INUREMENT

         This Employment Contract shall be binding upon and inure to the benefit of WG, the Company and (in each case) its successors and those who are its assigns under Section 13.


    15.  GOVERNING LAW

         This Employment Contract shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

    IN WITNESS WHEREOF, the parties have duly executed this Employment Contract as of the date first above written.

                                  WG. APPAREL, INC.


                                  BY:  /s/ JOHN K. ZIEGLER
                                       --------------------------
                                       JOHN K. ZIEGLER, CHAIRMAN



                                       /s/ ALAN LEE
                                       -------------------------
                                       ALAN LEE